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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") between Cotelligent, Inc. ("Cotelligent"), a Delaware corporation, and Curtis J. Parker ("Employee") is hereby entered into effective as of the 19th day of December, 2000 ("Effective Date").

                                R E C I T A L S

     The following statements are true and correct:

     As of the date of this Agreement, Cotelligent, through its operating subsidiaries, is engaged primarily in the business of providing information technology consulting and outsourcing services to organizations with complex information system and technology operations. References herein to the "Cotelligent Group" are intended to include Cotelligent and its operating subsidiaries, as may be applicable in the circumstances.

     Employee is and will be employed hereunder by Cotelligent in a confidential relationship wherein Employee, in the course of his employment with Cotelligent, is and will become familiar with and aware of information as to Cotelligent's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by Cotelligent, and future plans with respect thereto, all of which will be established and maintained at great expense to Cotelligent; this information is a trade secret and constitutes the valuable goodwill of Cotelligent.

     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and die performance of each, it is hereby agreed as follows:

                              A G R E E M E N T S

     1.  Employment and Duties

     (a) Cotelligent hereby employs Employee as its Chief Financial Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a chief financial officer and will report solely and directly to the Chief Executive Officer. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1(c), agrees to devote his time, attention and efforts to promote and further the business of the Cotelligent Group.

     (b) Employee shall faithfully adhere to, execute and fulfill all lawful policies established by Cotelligent.

     (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. This foregoing limitation shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of
Section 3 hereof.
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     2.  Compensation

     For all services rendered by Employee, Cotelligent shall compensate Employee as follows:

     (a) Base Salary. Beginning on the Effective Date, the base salary payable to Employee shall be $180,000 per year, payable on a regular basis in accordance with Cotelligent's standard payroll procedures but not less than monthly. Cotelligent and Employee agree that this annual base salary is the same as that received by Employee while employed by Cotelligent immediately prior to his promotion to Chief Financial Officer, and is less than the average annual base salary paid to chief financial officers in companies comparable to Cotelligent. The amount of such average annual base salary paid to chief financial officers in comparable companies, but in any event an amount no less than Employee's actual annual base salary at the relevant time, shall be referred to in this Agreement as the "Market Base Salary", which the parties agree for calendar year 2001 is $200,000. The Chief Executive Officer shall adjust Employee's compensation to the Market Base Salary when he determines it appropriate in light of the Company's operating performance to increase executive officer compensation to market. Such salary increase would, in all likelihood, require approval by the Board or a duly constituted Committee thereof.

     (b) Incentive Bonus. For fiscal year 2001 and subsequent fiscal years during the Employee's employment with Cotelligent hereunder, Employee shall be eligible to receive annual incentive bonuses of up to fifty percent (50%) of the amount of his base salary based upon such factors as the Board, or a duly constituted committee thereof, shall determine in its discretion, including but not limited to the Employee's individual performance and the Company's performance.

     (c) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from Cotelligent in such form and to such extent as specified below:

          (1) Participation for Employee in coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Cotelligent may have in effect from time to time, benefits provided to Employee under this clause (1) to be at least equal to such benefits provided to other Cotelligent executives.

          (2) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with Cotelligent's expense-reporting policy.

          (3) The applicable number of days of paid time off pursuant to the Cotelligent Paid Time Off policy.

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          (4) Such other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Cotelligent-wide employee benefits as available from time to time.

     3.  Restrictive Covenants

     (a) Employee will not, during the period of his employment by or with any member of the Cotelligent Group and for a period of one (1) year immediately following the termination of his employment, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (i) call upon, or cause others to call upon, any person who is, at that time, within 100 miles of where Cotelligent or where any of its subsidiaries conducts business (the "Territory"), an employee of Cotelligent (including its subsidiaries) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Cotelligent (including its subsidiaries), provided that Employee shall be permitted to call upon and hire any member of his or her immediate family;

          (ii) call upon, or cause others to call upon, any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Cotelligent (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with Cotelligent (including its subsidiaries) within the Territory;

          (iii) call upon, or cause others to call upon, any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor in the computer consulting and/or software application business, which candidate was either called upon by Cotelligent (including its subsidiaries) or for which Cotelligent (including its subsidiaries) made an acquisition analysis, for the purpose of acquiring such entity; or

          (iv) disclose customers, whether in existence or proposed, of Cotelligent (including its subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that Cotelligent (including its subsidiaries) has in the past disclosed such information to the public for valid business reasons.

     Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

     (b) Because of the difficulty of measuring economic losses to Cotelligent (including its subsidiaries) as a result of a breach of one of the foregoing covenants and because of the immediate and irreparable damage that could be caused to Cotelligent (including its subsidiaries) for which it would have no other adequate remedy, Employee agrees that the foregoing covenants may be enforced by Cotelligent (including its subsidiaries) in the event of breach by him, by injunctions and restraining orders.

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     (c) It is agreed by the parties that the foregoing covenants in this
Section 3 impose a reasonable restraint on Employee in light of the activities and business of Cotelligent (including its subsidiaries) on the date of the execution of this Agreement and the current plans of Cotelligent; but it is also the intent of Cotelligent and Employee that such covenants be construed and enforced in accordance with the changing activities and business of Cotelligent throughout the term of this covenant. For example, if, during the term of this Agreement, Cotelligent (including its subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Employee will be precluded from soliciting the customers or employees of such new activities or business or of such new location within 100 miles of its operating location(s) through the term of this covenant.

     It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with Cotelligent (including its subsidiaries), or engage in similar activities or business in locations the operation of which, under such circumstances, do not violate another provision of this Section 3, Employee shall not be chargeable with a violation of this
Section 3 if Cotelligent (including its subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

    (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

    (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Cotelligent (including its subsidiaries), whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Cotelligent (including its subsidiaries) of such covenants. It is specifically agreed that the period of one (1) year stated at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.

     4.  Term, Termination, Rights on Termination

     The term of this Agreement shall begin on the Effective Date and continue for one year (the "Initial Term"). On the first anniversary of the Effective Date the term shall be extended for two additional years unless at least sixty
(60) days prior to any such anniversary either party gives notice in writing to the other that the Agreement will not be so extended. Thereafter, the term shall be extended an additional year on each subsequent anniversary of the Effective Date unless at least sixty (60) days prior to any such anniversary either party gives notice in writing to

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the other that the Agreement will not be so extended an additional year. This
Agreement and Employee's employment may be terminated in any one of the following ways:

     (a) Good Cause. Cotelligent may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten
(10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder which materially and adversely affects the operations or reputation of Cotelligent (including its subsidiaries); (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of Cotelligent (including its subsidiaries) which materially and adversely affects the operations or reputation of Cotelligent (including its subsidiaries); or (4) Employee's conviction of a felony crime. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

     (b) Without Good Cause. Should Employee be terminated without good cause by Cotelligent or Cotelligent fails to extend this Agreement without good cause, Employee shall receive, in one lump-sum payment payable as soon as practicable after the effective date of termination the following amount: (i) one (1) times Employee's then current Market Base Salary plus (ii) one (1) times Employee's most recent annual bonus (the "Termination Payment"). Any amounts payable to Employee pursuant to this Section 4(b) shall be contingent upon Employee's execution of an effective general release of claims in the form determined by Cotelligent, which in any event shall be substantially in the form attached to this Agreement as Exhibit A. It is specifically understood and agreed that, in the event Employee's employment is terminated without good cause, Employee executes such general release of claims, Cotelligent shall in all circumstances be required to pay the Termination Payment to Employee, regardless of whether Employee has obtained other employment following such termination and Employee shall be under no duty to mitigate such amount or take any action to lessen Cotelligent's liability for such payment, which is intended to be absolute. Further, any termination without good cause by Cotelligent shall operate to shorten the period set forth in Section 3(a) and during which the terms of
Section 3, if applicable, apply to six (6) months from the date of termination of employment.

     Any group health continuation coverage that Cotelligent is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall be offered upon termination and Cotelligent shall pay the cost of such COBRA coverage.

     Employee shall be deemed to have been terminated without good cause by Cotelligent if (i) Cotelligent breaches Section 2(a) of this Agreement; (ii) Employee shall be assigned any duties materially inconsistent with, or Employee's responsibilities shall be significantly limited, or Employee shall be significantly demoted, in any case so as not to be serving in a Chief Financial Officer capacity to Cotelligent and its subsidiaries and affiliates, and the continuance thereof for a period of five (5) business days after written notice from Employee that he is unwilling to accept such changes in duties or responsibilities; (iii) Cotelligent moves Employee's primary business location so as to increase Employee's round-trip commute by more than thirty

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(30) miles from the distance in effect on the Effective Date (disregarding any changes in the location of Employee's principal residence subsequent to the Effective Date) without Employee's written consent; (iv) any successor to Cotelligent refuses or fails to assume Cotelligent's obligations under this Agreement; or (v) Cotelligent decreases Employee's annual base salary, annual target bonus opportunity as described in Section 2(b), or the dollar value of the package of perquisites, benefits and other compensation (including those items enumerated in Section 2(c)), taken as a whole, except when any reduction described in this clause (v) is part of a program affecting Cotelligent's officers or workforce generally.

     In the event Employee is terminated without good cause pursuant to this
Section 4(b), Employee's stock options and other stock awards shall become fully vested and exercisable and Employee shall have, notwithstanding anything to the contrary contained in any relevant option or stock award agreements, one hundred eighty (180) days within which to exercise any vested options, after which any options not exercised by Employee would be forfeited; provided, however, if Employee is terminated without good cause pursuant to this Section 4(b) upon or within one (1) year following a Change in Control (as defined in Section 11(e) hereunder), Employee shall have, notwithstanding anything to the contrary contained in any relevant option or stock award agreements, one (1) year within which to exercise any vested and outstanding options, to the extent permitted by the underlying agreements governing the Change in Control, after which any options not exercised by Employee would be forfeited.

     At any time after the Effective Date, Employee may, without good cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to Cotelligent. If Employee voluntarily resigns or otherwise terminates his employment without good cause pursuant to this
Section 4(b), (i) Employee shall receive no severance compensation and (ii) notwithstanding anything to the contrary contained in any relevant option or stock award agreements, Employee shall have ninety (90) days within which to exercise any previously vested and outstanding options, after which any such options not exercised by Employee will be forfeited.

     (c)  Change in Control of Cotelligent. Refer to Section 11 below.

     (d) Other Provisions. Upon termination of this Agreement for any reason described above in this Section 4, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in Section 11. All other rights and obligations of Cotelligent and Employee under this Agreement shall cease as of the effective date of termination, except that Cotelligent's obligations under
Section 8 herein and Employee's obligations under Sections 3, 5, 6, 7 and 9 herein shall survive such termination in accordance with their terms.

     If termination of Employee's employment arises out of Cotelligent's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Cotelligent, as determined by a court of

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competent jurisdiction or pursuant to the provisions of Section 15 below,
Cotelligent shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including arbiters thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of Section 3 shall apply in the event this Agreement or the Employee's employment hereunder is terminated as a result of a breach by Cotelligent.

     5.  Return of Company Property

     All records, designs, patents, business plans, financial statements, financial records, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of Cotelligent (including its subsidiaries) or their representatives, vendors or customers which pertain to the business of Cotelligent (including its subsidiaries) shall be and remain the property of Cotelligent (including its subsidiaries) and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Cotelligent (including its subsidiaries) which is collected by Employee shall be delivered promptly to Cotelligent without request by it upon termination of Employee's employment.

     6.  Inventions

     Employee shall disclose promptly to Cotelligent any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of Cotelligent and which Employee conceives as a result of his employment by Cotelligent. Employee hereby assigns and agrees to assign all his interests therein to Cotelligent or its nominee. Whenever requested to do so by Cotelligent, Employee shall execute any and all applications, assignments or other instruments that Cotelligent shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Cotelligent's interest therein.

     Employee understands the provisions of California Labor Code 2870.

     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

          (2)  Result from any work performed by the employee for the employer.

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     (b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

     7.  Trade Secrets

     Employee agrees that he will not, during or after the term of this Agreement with Cotelligent, disclose the specific terms of Cotelligent's relationships or agreements with its significant vendors or customers or any other significant or material trade secret of Cotelligent, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than as required by law or to attorneys or accountants or other agents of the Company.

     8.  Indemnification

     In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by Cotelligent against Employee), by reason of the fact that he is or was performing services for a member of the Cotelligent Group (whether or not under this Agreement), then Cotelligent shall indemnify and hold harmless the Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and Cotelligent are made a party to the same third-party action, complaint, suit or proceeding, Cotelligent agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by Cotelligent shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and Cotelligent shall pay all attorneys' fees and costs of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to Cotelligent for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of Cotelligent.

     9.  No Prior Agreements

     Employee hereby represents and warrants to Cotelligent that the execution of this Agreement by Employee and his employment by Cotelligent and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity, Further, Employee agrees to indemnify Cotelligent for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Cotelligent based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

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     10.  Assignment, Binding Effect

     Employee understands that he has been selected for employment by Cotelligent on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     11.  Change in Control.

     (a) Employee understands and acknowledges that Cotelligent may be acquired by, merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Cotelligent hereunder.

     (b) In the event of a pending Change in Control (as defined below) wherein Cotelligent and Employee have not received separate written notice at least five
(5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of Cotelligent's business and/or assets that such successor is willing and able as of the closing to assume and agree to perform Cotelligent's obligations under this Agreement in the same manner and to the same extent that Cotelligent is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by Cotelligent without good cause and the applicable portions of Section 4(b) will apply; however, under such circumstances, the amount of the severance payment due to Employee (a) shall be payable in a lump-sum payment on the effective date of the termination, and (b) the restrictive covenants and other provisions of Section 3 shall not apply whatsoever.

     (c) In the case of any Change in Control, Employee may, at his sole discretion, elect to terminate this Agreement by providing written notice to Cotelligent at least two (2) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of Section 4(b) will apply as though Cotelligent had terminated the Agreement without good cause; however, under such circumstances, the amount of the severance payment due to Employee (a) shall be payable in a lump-sum payment on the effective date of the termination of this Agreement and
(b) the restrictive covenants and other provisions of Section 3, if applicable, shall all apply for a period of six months from the effective date of termination of this Agreement.

     (d) For purposes of applying Section 4 under the circumstances described in (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by Cotelligent at or prior to such closing. Further, Employee will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options to purchase Cotelligent Common Stock, including any options with accelerated vesting under the provisions of Cotelligent's 1998 Long-Term Incentive Compensation Plan, such that he may convert the options to shares of Cotelligent Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

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     (e)  A "Change in Control" shall be deemed to have occurred in the event of any one of the following:

          (i) The consummation of a merger or consolidation of Cotelligent with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not stockholders of Cotelligent immediately prior to such merger, consolidation or other reorganization (including for this purpose any increase in ownership in connection with such merger, consolidation or other reorganization by a person who was a stockholder of Cotelligent immediately prior to such merger, consolidation or other reorganization);

          (ii) The sale, exchange, lease, transfer or other disposition of all or substantially all of the Company's assets;

          (iii) A change in the composition of the Board, as a result of which fewer than one-half of the directors are directors who either (x) had been directors of Cotelligent on the date 24 months prior to the date of the change in composition that may constitute a Change in Control (the "original directors") or (y) were elected, or nominated, with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

          (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended). directly or indirectly, of securities of Cotelligent representing at least 30% of the total voting power represented by Cotelligent's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Exchange Act but shall exclude:

               (x) A trustee or other fiduciary holding securities under an employee benefit plan of Cotelligent or a subsidiary of Cotelligent; and

               (y) A corporation owned directly or indirectly by the stockholders of Cotelligent in substantially the same proportions as their ownership of the common stock of Cotelligent.

     A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Cotelligent's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Cotelligent's securities immediately before such transactions.

     (f) Employee must be notified in writing by Cotelligent at any time if a Change in Control becomes likely or probable.

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     (g)  Cotelligent shall pay to Employee an amount that, on an after-tax basis (including federal income, employment, excise and social security taxes, state and local income and employment taxes, and any other applicable taxes), equals any excise tax that is determined to be payable by Employee pursuant to
Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (and any interest or penalties related to the imposition of such excise tax) at any time, by reason of both entitlements under this Agreement (including any and all payments under this Section 11(g)) and entitlements outside of this Agreement that are described in Section 280G(b)(2)(A)(i) of the Code (or any successor provision) with reference to Cotelligent. For purposes of this Section 11(g), Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation. Such amount will be made payable by Cotelligent or its successor within ten (10) days after Employee delivers a written request for reimbursement accompanied by a statement from a nationally recognized legal, consulting or accounting firm as may be agreed to by the parties setting forth the amount owed pursuant to this Section 11(g). Cotelligent shall pay all fees and costs incurred by Employee releated to the preparation, delivery and resolution of such written request for reimbursement.

     12.  Complete Agreement

     This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with Cotelligent or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Cotelligent and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements, This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Cotelligent and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     13.   Notice

     Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Cotelligent:           Cotelligent, Inc.
                          44 Montgomery Street, Suite 4050
                          San Francisco, California 94104

To Employee:              Curtis Parker
                          4421 19th Street
                          San Francisco, CA  94114

     Notice shall be deemed given upon personal delivery or effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return

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receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

     14.  Severability; Headings; Changes in Law

     If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.
Any references in this Agreement to statutes, regulations, or other laws, or any portion thereof, shall be deemed to include any amendments or succeeding provisions.

     15.  Arbitration

     Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options and other stock awards (or cash compensation in lieu of vesting of options and other stock awards), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without good cause, as defined in Section 4(a), or that Cotelligent has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Cotelligent.

     16.  Attorney's Fees

     Cotteligent agrees that it shall be financially responsible for the payment of any attorney's fees and related costs incurred by Employee in the course of negotiating or preparing this Agreement (including any amendments, exhibits, supplemental documents, related documents, or superceding agreements) or subsequently in advising Employee of, or assisting Employee in the defense of, his rights under this Agreement (including any amendments, exhibits, supplemental documents, related documents, or superceding agreements).

     17.  Governing Law

     This Agreement shall in all respects be construed according to the laws of the State of California.

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

     18.  Counterparts

     This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              COTELLIGENT

                              By: /s/ James R. Lavelle
                                  -----------------------------------------
                              Name:  James R. Lavelle
                              Title: Chairman, Chief Executive Officer &
                                     President


                              EMPLOYEE:

                              /S/ Curtis J. Parker
                              ---------------------------------------------
                              Chief Financial Officer

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